Exhibit 99

Contact: Victor Chynoweth 206/701-2280 victorc@cray.com

CRAY INC. ANNOUNCES PRICING OF 3.0% CONVERTIBLE
SENIOR SUBORDINATED NOTES

SEATTLE (December 1, 2004) – Cray Inc. (Nasdaq NM: CRAY) today announced the pricing of its private offering of $65 million of 3.0% convertible senior subordinated notes due 2024 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Company has granted the initial purchaser of the notes a 30-day option to purchase up to an additional $15 million aggregate principal amount of the notes.

The notes will be convertible into the Company’s common stock at an initial conversion rate of 207.2002 shares per $1,000 principal amount of notes (equal to an initial conversion price of approximately $4.83 per share, representing a conversion premium of approximately 37.5% to the $3.51 closing price of the Company’s common stock on November 30, 2004) under certain conditions and subject to adjustment in certain circumstances. The notes will be convertible only upon the occurrence of certain specified events including but not limited to if, during specified periods, the closing price of the Company’s common stock exceeds 120% of the then current conversion price. Upon conversion, the Company may deliver cash or a combination of cash and shares of its common stock in lieu of shares of its common stock.

The Company intends to use the net proceeds from the offering to support operations and growth and for other general corporate purposes. The offering is expected to close on December 6, 2004.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the notes or any shares of the Company’s common stock and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation, or sale would be unlawful. The notes and the underlying shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act or any applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. Any offer of the notes will be made exclusively by means of a private offering memorandum to qualified institutional buyers.

Safe Harbor Statement
This press release contains forward-looking statements. There are certain factors that could cause Cray’s execution plans to differ materially from those anticipated by the statements above, including whether the closing of the offering of the notes can be completed. For a discussion of such risks, see “Factors That Could Affect Future Results” in Cray’s most recent Quarterly Report on Form 10-Q filed with the SEC.

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